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                                                                  Rule 424(b)(3)
                                                            Regis. No. 333-23133
                                                 Florida Panthers Holdings, Inc.

                      SUPPLEMENT NO. 2 DATED JULY 15, 1997
                       TO PROSPECTUS DATED JUNE 17, 1997

     On July 8, 1997, the Florida Panthers Holdings, Inc. (the "Company") entered into a purchase agreement (the "Purchase Agreement") with Gary V. Chensoff and ResortHill, Inc., an Illinois corporation. Pursuant to the Purchase Agreement, the Company will acquire interests constituting approximately 68% of The Registry Hotel at Pelican Bay (the "Registry Hotel"), in exchange for approximately $75.0 million in cash, together with approximately 930,000 shares of the Company's Class A common stock, par value $.01 per share (the "Class A Common Stock") (the "Registry Acquisition"). The Registry Hotel is a well-known luxury resort hotel located on the Gulf of Mexico in Naples, Florida within a 90-minute drive from the east coast of South Florida. The Registry Hotel includes 474 guest rooms, a conference center, recreational areas, restaurant and retail outlets, 15 tennis courts and a nature reserve boardwalk, as well as watersports and beach amenities along the Gulf of Mexico. The Naples market is a key vacation and conference group destination. The disclosure under the heading "Summary -- Recent Developments" on page 4 of the Prospectus and under the heading "Business -- Recent Developments" on pages 44-45 of the Prospectus should be revised accordingly.

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     On July 11, 1997, the Class A Common Stock commenced trading on the New
York Stock Exchange under the symbol "PAW." All references in the Prospectus to the Class A Common Stock being traded on the Nasdaq National Market should be revised accordingly.

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     The Company also recently announced the appointment of Dennis J. Callaghan and Chris Evert to the Company's Board of Directors. References in the Prospectus to the Company's Board should be revised accordingly.